Italian Motors
(Sales and Service) LTD
90 Sung Wong Toi Road, Tokwawan, Kowloon, HKSAR

Ferrari SpA a Via Emilia 1163 Modena Italy

July 23, 2004

Dear Sirs,

Import Agreement between ourselves dated as of January 1, 1992 as amended (the “Agreement”)

We herewith confirm our understanding that, as from the Effective Date (as hereinafter defined), the territory of the People’s Republic of China shall no longer be a territory for which the provisions of the Agreement apply. Italian Motors shall therefore, as from the Effective Date (as hereinafter defined), no longer be entitled to import and/or distribute Contract Products (as defined in the Agreement) in the territory of the People’s Republic of China based on the Agreement or otherwise.

As a consequence thereof, as from the Effective Date (as hereinafter defined), the definition of Territory in the Agreement shall mean exclusively the territories of Hong Kong and Macau.

Notwithstanding the aforesaid, Italian Motors shall be entitled to distribute in the territory of the People’s Republic of China also after the Effective Date (as hereinafter defined) the Contract Products already in its possession listed in the Enclosure.

No compensation, indemnity or other payment of any kind (including, but not limited to, claims for compensation for loss of distribution rights, loss of goodwill or any similar loss) shall be due from a party to the other because of the removal of the People’s Republic of China from the Territory of the Agreement.

For the purposes of this letter, the Effective Date shall mean August 1, 2004 or the day on which the equity joint venture of Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd has obtained the business license and certificates approval necessary for operation in the People’s Republic of China, whichever the later.

All other provisions of the Agreement not expressly modified herein shall remain in full force and effect and shall constitute the entire agreement between us with respect to the matters described in the Agreement.

Best regards.

Enclosure, mentioned

ENCLOSURE

-   n2   36OSp
-   n.6  360 Madena
-   n. 1 Challenge Stradale
-   n.3  575 Maranello
-   n. 1 612 Scaglietti
-   n.1  Enzo